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                                                                   EXHIBIT 10.11



Lawrence Jacobson                                               February 1, 2001

Dear Larry:

As you know, I am extremely pleased to offer you employment at RealNetworks, Inc. (RN) as Chief Operating Officer with responsibility for the functions described below. Your start date is on or around Monday, February 12, 2001.

This offer is for a full-time, exempt, regular position with RN. While employed at RealNetworks, you will report to the CEO and perform such duties and responsibilities as are directed by RN. Without limiting the foregoing, during your first two years of your employment, unless you and RN's CEO agree otherwise, your responsibilities will include overseeing at least four of the following areas (or their functional equivalents): Systems, Consumer, International, Corporate Development, Human Resources and Corporate Communications.

While you are employed by RN you agree to devote your best efforts, energies, and skill to the discharge of your duties and responsibilities and to devote all of your working time and attention exclusively to the business and affairs of RN; provided that, this shall not preclude you from performing consulting services to Ticketmaster (no more than 50 hours annually and no more than 5 hours in any week) pursuant to your agreement with Ticketmaster. With the exception of your consulting work for Ticketmaster, you agree that you will not engage in any other gainful employment, business or business activity (other than personal investments that do not detract from your duties hereunder) during your employment without the written consent of RN. You further agree that you will not take personal advantage of any business opportunities that arise during your employment and that may benefit the company.

You will be paid a monthly salary, which is equivalent on an annualized basis to $350,000 (subject to normal withholdings). Your salary will be payable subject to our normal payroll procedures. You are eligible to earn an annual bonus of up to $350,000, based on MBO target goals to be mutually agreed on by you and the CEO, and earned and payable as of the end of each completed year of employment.

You will also earn equity in RN under the terms of RN's 1996 Stock Option Plan. Upon the start of your employment, you will be eligible for options on 1,000,000 shares, which will begin vesting on your hire date according to the seven year vesting schedule (described in Attachment A). With the exception of the vesting schedule, your rights and obligations with regard to your stock options shall otherwise be governed by and subject to the terms of the Plan. Your stock options will be granted on the last NASDAQ stock trading day ("Grant Date") of the calendar week in which the first day of your employment occurs. The exercise price of the stock options granted to you shall be equal to the fair market value of RN's Common Stock on the Grant Date. Fair market value shall equal the last sales price for shares of RN's Common Stock on the Grant Date as reported by the NASDAQ National Market. Please be aware that unvested stock is forfeited upon termination of employment.

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You will receive paid vacation, paid holidays, paid sick leave and, upon satisfaction of any eligibility or waiting requirements, medical/dental coverage, 401K participation, disability and life insurance coverage, employee stock purchase plan participation and other benefits ("Benefits") as described in the RN Employee Handbook, Benefit Plan descriptions, and RN policies, as they may be amended from time to time. All of these Benefits are subject to change upon notice from RN.

You are regarded as a key employee under certain federal regulations governing family and medical leave. This status will require that you work closely with us in planning if you develop a need for family or medical leave.

RN will make the following payments to you in connection with your relocation:
(1) Up to two, four day house hunting trips, if needed, for you and your immediate family, including coach airfare, accommodations, and reimbursement for your reasonable car rental, food, and incidental expenses. RN will arrange for a realtor or apartment finder to show you different neighborhoods in Seattle and assist you with purchasing or renting a new residence; and (2) your actual costs of moving up to 3 vehicles and 30,000 pounds of personal goods to Seattle; and
(3) your monthly rental expenses for temporary housing until you find permanent housing, for a maximum period of six months. RN will reimburse these costs upon your submission of receipts or other appropriate documentation. In addition, you will receive your choice of (a) a relocation bonus of $100,000, or (b) our standard executive relocation benefit (the "Prudential plan"). Some or all of these payments may be taxable income. If you terminate your employment with RN within 12 months of your start date in this position, or if RN terminates your employment for "Cause" ("cause" being defined in RN's 1996 Stock Option Plan), you agree to reimburse RN for the entire amount of the payments described above and you authorize RN to deduct from your final paycheck any amounts remaining due to RN as of your termination date. Relocation assistance will begin once RN receives your signed offer letter.

It is our policy that employees are not to use or disclose confidential information or trade secrets obtained from any source or during any prior employment. RN requires employees to abide by all contractual and legal obligations they may have to prior employers or others, such as limits on disclosure of information, or competition. Prior to signing this agreement, you must inform us if you are subject to any such obligations. Violation of this requirement may result in termination of your employment with RN. By signing this letter you further agree that you will not bring any confidential documents of another, nor disclose any confidential information of another, and will in all ways abide by these requirements.

Our employment relationship will be terminable at will, which means that either you or RN may terminate your employment at any time and for any reason or no reason, subject only to the provisions below describing your obligation to provide RN with notice, and RN's obligation to make certain payments if RN terminates your employment for reasons other than for Cause. Your right to receive these payments and the accelerated vesting and further payments and benefits described below are subject to and conditioned upon your signing a valid general and complete release of all claims (except those relating to RN's payment obligations under this letter agreement) against RN (and its related entities and persons) in a form provided by RN.

If RN terminates you for reasons other than for Cause on or before your completion of 18 months of employment, you will be paid an amount equal to two years' base salary minus the base salary you have already received as of the effective date of your termination. If RN terminates your employment for reasons other than for Cause after your first eighteen months of employment, RN
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will pay you an amount equal to six months' of your base salary. Any payments made under this paragraph shall be payable at normal payroll intervals, subject to all applicable withholdings and deductions, unless otherwise mutually agreed to in writing by you and RN.


In addition, in the event that RN terminates your employment for reasons other than for Cause on or before your completion of 24 months of employment, you will receive, at RN's election, one of the following (1) an acceleration of the stock options you would have vested at 18 and 24 months; (2) cash equivalent to the fair market value of the options that would have vested at 18 and 24 months; or
(3) an effective termination date of your 24 month anniversary, thereby allowing you to exercise the options that vest at 18 and 24 months, provided that, with the exception of any one-time payment made under the succeeding sentence, if RN elects to postpone your effective termination date you will not receive any additional compensation or Benefits other than your options under (3) and your salary payments described in the preceding paragraph. In the event that the sum of your cumulative salary, bonus and other payments which you have received or to which you have become entitled since the beginning of your employment, and the fair market value of the option elected by RN pursuant to this paragraph is less than $2,000,000, RN will pay you the difference in the form of a one-time payment, subject to applicable deductions. In the case of RN's election of option (2) or (3), fair market value shall be calculated by multiplying the number of options by the difference between the last sales price for shares of RN's common stock on the last NASDAQ stock trading day prior to the date of RN's notice of your termination of employment and the Exercise Price.

In the event that RN terminates your employment for reasons other than for Cause at any time after 24 months but during your first 4 years, and the sum of your bonus payments through the first two years and the fair market value of any vested exercised or unexercised options as of the effective date of termination is less than $1.3 million, RNH will pay you the difference in the form of a one-time payment subject to applicable deductions.

You agree that you will provide RN twelve months notice prior to you terminating your employment during the first 12 months of your employment, and six months notice prior to you terminating your employment anytime thereafter. If you quit or are terminated by RN for Cause, you will receive as your sole compensation your base salary and Benefits through the effective date of your termination.

Your employment will terminate automatically on the date of your death or disability, in which case RN's sole obligation would be to pay your base salary and Benefits accrued through the date of your death or disability. For these purposes, you will be considered disabled if for a period of at least 120 consecutive days or a total of 180 days in any one year period you are unable to perform the essential functions of your position with or without reasonable accommodation.

This offer is contingent on (i) your providing evidence of employability as required by federal law (which includes providing RN within 3 days after your employment commences with acceptable evidence of your identity and US employment eligibility), (ii) us receiving acceptable results from any background check or reference check, and (iii) you signing RN's Development, Confidentiality and Noncompetition Agreement, attached hereto. Please call us if you have questions about this offer letter. This letter may not be modified except in writing signed by both you and RN.

This letter and the Development, Confidentiality and Noncompetition Agreement, 1996 Stock Option Plan, and your Stock Option Agreement contain the entire agreement between you and
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RN concerning your employment with RN and supersede all prior oral and written discussions, agreements, and understandings. These terms may not be changed orally, but only by an agreement in writing signed by you and RN. Any disputes regarding this letter or your employment with RN shall be governed by and construed in accordance with the laws of the state of Washington, and the prevailing party shall be entitled to recover its attorneys' fees and costs. If any provision of this letter agreement is determined to be invalid or unenforceable, the remaining terms shall continue in full force and effect.

You agree to keep the terms of this letter strictly confidential and not to disclose them to anyone other than your spouse, tax advisors, and attorneys provided you first obtain their agreement to keep the terms confidential.

RN PROVIDES EQUAL OPPORTUNITY IN EMPLOYMENT AND WILL ADMINISTER ITS POLICIES WITH REGARD TO RECRUITMENT, TRAINING, PROMOTION, TRANSFER, DEMOTION, LAYOFF, TERMINATION, COMPENSATION AND BENEFITS WITHOUT REGARD TO RACE, RELIGION, COLOR, NATIONAL ORIGIN, CITIZENSHIP, MARITAL STATUS, SEX, SEXUAL ORIENTATION, AGE, DISABILITY OR STATUS AS A DISABLED VETERAN OR VETERAN OF THE VIETNAM ERA OR ANY OTHER CHARACTERISTIC OR STATUS PROTECTED BY APPLICABLE LAW.

I am incredibly excited about the prospect of you joining RealNetworks, Inc., and look forward to working with you and the rest of our senior team to build the most important media distribution company in the world.

This offer is valid until February 8th, 2001.

Sincerely,

/s/ Rob Glaser

Rob Glaser
CEO
RealNetworks, Inc.


I have read and agree to the terms of employment contained in this offer letter, the 1996 Stock Option Plan, and the attached Development, Confidentiality and Noncompetition Agreement, which represent a full, complete and fair statement of the offer of employment made to me by RealNetworks, Inc.


Lawrence Jacobson:

/s/ Lawrence Jacobson                                  Date:  February 6, 2001